EXHIBIT 1.2
                       CONSENT TO ACTION WITHOUT A MEETING
                      RESOLUTION OF THE BOARD OF DIRECTORS
                                       OF
                  GLOBAL ENTERTAINMENT HOLDINGS/EQUITIES, INC.

         The undersigned constituting all of the members of the board of directors of Global Entertainment Holdings/Equities, Inc., a Colorado corporation (the "Company"), this 13th day of May 2003, hereby adopt the following resolution by written consent effective immediately:

         WHEREAS, the board of directors believes the Company would benefit from authorizing the creation of a series of its class of preferred stock;

         WHEREAS, the board of directors, pursuant to sections 7-106-102 and 7-110-102 of the Colorado Business Corporation Act, hereby authorize a series of the Company's preferred stock by approving an amendment to the articles of incorporation that sets forth the designation, preferences, limitations, and relative rights of the Series A preferred stock as attached hereto in the Certificate of Designation to be filed with the Colorado Secretary of State;

         WHEREAS, the board of directors desires to grant the Company's chief executive officer and president, Bryan Abboud, in consideration of his continued service as an officer and director of the Company, preferred share purchase rights to purchase 1,500,000 shares of the Company's Series A preferred stock on the terms set forth in the attached Amendment to Employment Agreement;

         RESOLVED, that the Company hereby approves and adopts, with such changes as the appropriate officers of the Company shall deem necessary, an amendment to the Company's articles of incorporation authorizing the creation of Series A preferred stock;

         RESOLVED FURTHER, that the Company hereby approves and adopts an amendment to the January 1, 2002 employment agreement by and between the Company and Bryan Abboud granting Abboud preferred share purchase rights to purchase 1,500,000 shares of the Company's Series A preferred stock on the terms set forth in the attached Amendment to Employment Agreement;

         RESOLVED FURTHER, that the appropriate officers of the Company are authorized, empowered and directed, in the name and on behalf of the Company, to execute and deliver all such documents, schedules, instruments and certificates, to make all such payments or perform all such acts and things, and to execute and deliver all such other documents as may be necessary from time to time in order to carry out the purpose and intent of this action; and that all of the acts and doings of any of such officers that are consistent with the purpose of the above described action and this resolution are hereby authorized, approved, ratified and confirmed in all respects.


/s/ Bryan Abboud                          /s/ Thomas Glaza
-------------------------                 --------------------------
Bryan Abboud, Director                    Thomas Glaza, Director


/s/ David Stein                           /s/ James Doukas
-------------------------                 --------------------------
David Stein, Director                     James Doukas, Director